EXHIBIT 12

        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges
                                       and
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                         Six Months Ended June 30, 2001
                                   (Unaudited)

                                                                                                          Ratio of
                                                                                                         Earnings to
                                                                                                          Combined
                                                                                                            Fixed
                                                                                                         Charges and
                                                                                          Ratio of        Preferred
                                                                                        Earnings to         Stock
                                                                                       Fixed Charges      Dividends
                                                                                       --------------   --------------
(Dollar amounts in millions)
 Net earnings .....................................................................         $2,608           $2,608
 Provision for income taxes .......................................................            743              743
 Minority interest in net earnings of consolidated affiliates .....................             47               47
                                                                                       --------------   --------------
 Earnings before provision for income taxes and minority interest .................          3,398            3,398
                                                                                       --------------   --------------
 Fixed charges:
    Interest ......................................................................          5,384            5,384
    One-third of rentals ..........................................................            152              152
                                                                                       --------------   --------------

 Total fixed charges ..............................................................          5,536            5,536
                                                                                       --------------   --------------

 Less interest capitalized, net of amortization ...................................            (56)             (56)
                                                                                       --------------   --------------
 Earnings before provision for income taxes and minority interest, plus
   fixed charges ..................................................................         $8,878           $8,878
                                                                                       ==============   ==============

 Ratio of earnings to fixed charges ...............................................           1.60
                                                                                       ==============

 Preferred stock dividend requirements ............................................                              53
 Ratio of earnings before provision for income taxes to net earnings ..............                            1.28
 Preferred stock dividend factor on pre-tax basis .................................                              68
 Fixed charges ....................................................................                           5,536
                                                                                                        --------------
 Total fixed charges and preferred stock dividend requirements ....................                          $5,604
                                                                                                        ==============

 Ratio of earnings to combined fixed charges and preferred stock dividends ........                            1.58
                                                                                                        ==============



For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.